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                                                                      Exhibit 11

                             BHA GROUP HOLDINGS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


(IN THOUSANDS, EXCEPT PER SHARE DATA)    THREE MONTHS ENDED                  SIX MONTHS ENDED
                                              MARCH 31,                         MARCH 31,
                                            -------------                   -----------------
                                         1997            1996            1997            1996
                                         ----            ----            ----            ----
Net earnings                             $1,971          $1,741          $3,766         $3,246
Weighted average number of common
    and common stock equivalent
    shares:

        Weighted average number of
           outstanding common shares      5,985           6,010           5,995          6,008

        Dilutive effect (excess of
         number of shares issuable
         over number of shares assumed
         to be repurchased with the
         proceeds of exercised
         options based on the
         average market price during
         the period)                        175             144             168            145
                                      ------------    ------------    ------------    -----------
                                          6,160           6,154           6,163          6,153

Earnings per common and common
    stock equivalent shares:          $     .32        $    .28         $   .61        $   .53
                                      ------------    ------------    ------------    -----------

Weighted average number of common
 and common stock equivalent shares,
 assuming full dilution:

 Additional dilutive effect
  (reduction in number of shares
  assumed to be repurchased with the
  proceeds of exercised stock
  options based on the end of
  the period market price of the
  stock, if higher than the average
  price)                                     18            --                25           --
                                      ------------    ------------    ------------    -----------
                                          6,178           6,154           6,188          6,153
                                      ------------    ------------    ------------    -----------

Earnings per common and common
    stock equivalent shares assuming
    full dilution:                         $.32            $.28            $.61           $.53
                                      ------------    ------------    ------------    -----------



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